EXHIBIT 2.2

                               AGREEMENT OF MERGER

                  THIS AGREEMENT OF MERGER (the "Agreement") is entered into as of this October 1, 1996, by and among Integrated Device Technology, Inc., a Delaware corporation ("Acquirer"), Integrated Device Technology Salinas Corp., a California corporation wholly owned by Acquirer ("Merger Sub") and Baccarat Silicon, Inc., a California corporation ("Target").

                  The parties intend that Merger Sub will merge with and into Target in a triangular statutory merger (the "Merger") with Target to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and the Agreement and Plan of Reorganization dated October 1, 1996 (the "Plan of Reorganization") and the applicable provisions of the laws of California. At the Effective Time (as defined below) all the outstanding capital stock of Target will be converted into capital stock of Acquirer. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code. The parties therefore agree as follows:


         1.       PLAN OF REORGANIZATION

                  1.1 The Merger. Subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into Target pursuant to this Agreement and the Plan of Reorganization and in accordance with applicable provisions of the laws of the California as follows:

                           1.1.1  Conversion of Shares.  At the Effective  Time,
the outstanding shares of Target common stock ("Target Common Stock") will be converted into the right to receive seven hundred eighty-two thousand four hundred  forty-five  (782,445)  shares (the  "Exchange  Shares")  of  Acquirer's unregistered common stock, $0.001 par value ("Acquirer Common Stock"). Therefore, each share of Target Common Stock issued and outstanding immediately prior to the filing of this Agreement with the Secretary of State of California (the "Effective Time"), other than any shares for which appraisal or dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive 39.12225 fully paid and nonassessable shares of Acquirer Common Stock. Each Exchange Share to be issued in the Merger shall be deemed to include the corresponding right (the "Acquirer Rights") to purchase shares of Series A Junior Participating Preferred Stock, $.001 par value, of Acquirer pursuant to the Amended and Restated Rights Agreement dated as of February 27, 1992 (the "Acquirer Rights Agreement") between Acquirer and The First National Bank of Boston, as Rights Agent. Prior to the Distribution Date (as defined in the Acquirer Rights Agreement), all references in this Agreement to Exchange Shares shall be deemed to include the Acquirer Rights corresponding thereto.

                           1.1.2  Adjustments for Capital Changes.  If, prior to
the Merger, Acquirer or Target recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares or issues additional shares or equity securities, the number of shares of Acquirer Common Stock into which the Target shares are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Target shares and the holders of Acquirer shares.

                           1.1.3 Dissenting Shares.  Holders of shares of Target
Common Stock ("Target Shareholders") who have complied with all requirements for perfecting shareholders' rights of appraisal, as set forth in Chapter 13 of the California Corporations Code ("California Law"), shall be entitled to their rights under California Law with respect to such shares ("Dissenting Shares").

                  1.2 Fractional Shares. No fractional shares of Acquirer Common Stock will be issued in connection with the Merger; provided, however, that the Target Shareholders shall agree, prior to the Closing of the Agreement and Plan of Reorganization, and shall notify Acquirer which Target Shareholder will receive all fractional shares issuable to Target shareholders, which in the aggregate will not exceed one share of Acquirer's Common Stock.

                  1.3 Effects of the Merger. At the Effective Time: (a) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Target, and Target will be the surviving corporation, pursuant to the terms of this Agreement; (b) the Articles of Incorporation and Bylaws of Target will become the Articles of Incorporation and the Bylaws of the surviving corporation; (c) each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into one share of the Common Stock of the surviving corporation; (d) the Board of Directors and officers of Merger Sub will become the Board of Directors and officers of the surviving corporation; (e) each share of Target Stock outstanding immediately prior to the Effective Time will be converted as provided in Sections 1.1 and 1.2; and (f) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

                  1.4 Further Assurances. Merger Sub agrees that if, at any time before or after the Effective Time, Acquirer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Acquirer or Target title to any property or rights of Merger Sub, Acquirer and Target and their proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things reasonably necessary or desirable to vest, perfect or confirm title to such property or rights in Acquirer or Target

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

and otherwise to carry out the purpose of this Agreement, in the name of Merger Sub or otherwise.

         2.       PROCEDURES FOR EXCHANGE OF SHARES.

                  2.1 At the Effective Time, all shares of Target Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from Acquirer the Exchange Shares, subject to Section 1.2.

                  2.2 As soon as practicable on or after the Effective Time, each holder of shares of Target Common Stock that are not Dissenting Shares will surrender the certificate(s) for such shares (the "Target Certificates") duly endorsed as requested by Acquirer, to Acquirer for cancellation. On or promptly after the Effective Time and receipt of such Target Certificates, Acquirer will issue to each tendering holder a certificate for the number of shares of Acquirer Common Stock to which such holder is entitled pursuant to Section 1.1.1 hereof.

                  2.3 No dividends or distributions payable to holders of record of Acquirer Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Target Certificate(s) until the holder of the Target Certificate(s) surrenders such Target Certificate(s). Subject to the effect, if any, of applicable escheat ant other laws, following surrender of any Target Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Acquirer Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                  2.4 All Acquirer Common Stock delivered upon the surrender of Target Common Stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Target Common Stock. There will be no further registration or transfers on the stock transfer books of Target or its transfer agent of the Target Common Stock. If, after the Effective Time, Target Certificates are presented for any reason, they will be canceled and exchanged as provided in this Article 2.

                  2.5 Until certificates representing Target Common Stock outstanding prior to the Merger are surrendered pursuant to Section 2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Acquirer Common Stock into which such Target Common Stock will have been converted.

         3. AMENDMENTS AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a

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

party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the Target Shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Target Shareholders without obtaining such further approval.

         4.       TERMINATION OF AGREEMENT

                  4.1      Prior to Closing.

                           4.1.1 This  Agreement  may be  terminated at any time
prior to the Closing (as defined in the Plan of Reorganization) by the mutual written consent of each of the parties hereto.

                           4.1.2 Unless  otherwise agreed by the parties hereto,
this Agreement will be terminated if all conditions to the Closing have not been satisfied or waived on or before December 31, 1996.

                  4.2 At the Closing. At the Closing, this Agreement may be terminated:

                           4.2.1 By Acquirer if any of the conditions  precedent
to Acquirer's obligations set forth in Article 8 of the Plan of Reorganization have not been fulfilled or waived at and as of the Closing; or

                           4.2.2 By Target if any of the conditions precedent to
Target's obligations set forth in Article 7 of the Plan of Reorganization have not been fulfilled or waived at and as of the Closing.

                  Any termination of this Agreement under this Section 4.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

                  4.3 No Liability. Any termination of this Agreement pursuant to this Article 4 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in
Section 10.2 of the Plan of Reorganization and the Target Shareholders Indemnification Letter required in Section 4.14 of the Plan of Reorganization, which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of Target and Acquirer to use their best efforts to cause the Merger to be consummated, as set forth in Sections
4.10 and 5.3 of the Plan of Reorganization, respectively.


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


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


INTEGRATED DEVICE                                BACCARAT SILICON, INC.
TECHNOLOGY, INC.


By:      /s/ Jack Menache                        By:  /s/ Carl E. Berg
        -----------------------                       -------------------------
         Jack Menache                                 Carl E. Berg
Its:     Vice President                          Its:     President


By:      /s/ Jack Menache                        By:  /s/ Clyde J. Berg
        -----------------------                       -------------------------
         Jack Menache                                 Clyde J. Berg
Its:     Secretary                               Its:     Secretary


INTEGRATED DEVICE
TECHNOLOGY SALINAS CORP.



By:      /s/ Jack Menache
        -----------------------
         Jack Menache

Its:     Vice President



By:      /s/ Jack Menache
        -----------------------
         Jack Menache

Its:     Secretary






                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]


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